Exhibit C
SECTION 12(d)(1)(E) INVESTMENT AGREEMENT

THIS AGREEMENT dated August __, 2019, is entered into by and between Muzinich US Private Debt, SCSp a Luxembourg special limited partnership (société en comandite special) incorporated under the laws of Luxembourg (the “Acquiring Fund”) and Muzinich BDC, Inc., a Delaware corporation (the “Acquired Fund”).

W I T N E S S E T H
WHEREAS, the Acquired Fund is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”) and intends to issue shares of common stock; and

WHEREAS, the Acquiring Fund has been formed solely for the purpose of investing in shares of common stock of the Acquired Fund; and

WHEREAS, the Acquiring Fund wishes to acquire the shares of common stock of the Acquired Fund in accordance with the provisions of Section 12(d)(1)(E) under the 1940 Act; and

WHEREAS, the Acquired Fund wishes to sell its shares of common stock to the Acquiring Fund in accordance with the provisions of Section 12(d)(1)(E) under the 1940 Act; and
WHEREAS, the Acquiring Fund and the Acquired Fund wish to establish an arrangement for purposes of complying with the provisions of Section 12(d)(1)(E) under the 1940 Act;

NOW, THEREFORE, the parties hereto, and intending to be legally bound hereby, agree as follows:

1.            Sole Investment Security.  Shares of common stock of the Acquired Fund will be the only investment security held by the Acquiring Fund.
2.            Principal Underwriter/Placement Agent.  The principal underwriter (or placement agent, as applicable) for the Acquiring Fund will be a broker or dealer registered under the Securities Exchange Act of 1934, as amended, or a person controlled by such a broker or dealer.
3.            Voting.  In the event that the Acquiring Fund is requested to vote on matters pertaining to the Acquired Fund, with respect to each such shareholder vote the Acquiring Fund will either: (i) seek instructions from its security holders with regard to the voting of all proxies with respect to such shareholder vote and will vote such proxies in accordance with such instructions of its security holders; or (ii) vote the shares of the Acquired Fund held by it in the same proportion as the vote of all other holders of the Acquired Fund’s shares.
4.            Substitution                          The Acquiring Fund shall refrain from substituting shares of the Acquired Fund in its investment portfolio unless the U.S. Securities and Exchange Commission has approved such substitution in the manner provided in Section 26 of the 1940 Act.

5.            Term and Termination.  This Agreement may not be terminated by either party hereto for as long as: (i) the Acquiring Fund holds legal title to shares of common stock in the Acquired Fund in excess of the percentage limitation applicable under Section 12(d)(1)(A)(i) of the 1940 Act, or (ii) the Acquiring Fund, any company or companies controlled by the Acquiring Fund, other investment companies having the same investment adviser as the Acquiring Fund, and investment companies controlled by such investment companies hold legal title to shares of common stock in the Acquired Fund in excess of the percentage limitation applicable under Section 12(d)(1)(C) of the 1940 Act.
6.            Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
7.            Counterparts; Electronic Delivery.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by electronic means, such as facsimile or portable document format, shall be as effective as delivery of a manually executed counterpart of this Agreement.
8.            Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties hereto, whether written or oral, relating to the same subject matter.
9.            Binding Effect.  Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respect successors and assigns

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.
MUZINICH BDC, INC.

By: _____________________________________
Name:
Title:

MUZINICH US PRIVATE DEBT, SCSP
By: Muzinich US Private Debt General Partner, S.à r.l., Its General Partner

By: _____________________________________
Name:
Title: